Exhibit 99.3

For immediate release:	For more information, contact:
December 16, 2004	Donald L. Correll
President and CEO
Pennichuck Corporation
603-882-5191

PENNICHUCK, N.H. SECURITIES AND U.S. SEC
REACH AGREEMENT ON SETTLEMENT

NASHUA, N.H. (December 16, 2004) - Pennichuck Corporation (NASDAQ: PNNW), the New Hampshire Bureau of Securities Regulation (Bureau) and the U.S. Securities and Exchange Commission (SEC) have agreed on a settlement to resolve an investigation by the Bureau and the SEC.

As Pennichuck has previously disclosed, the investigation related to the company's commercialization of real estate through joint ventures involving its Southwood subsidiary, and to certain of the company's public disclosures regarding various joint venture transactions.

The Bureau and the SEC simultaneously entered into settlement agreements with the company and Maurice Arel, the company's president and chief executive officer from 1985 to April, 2003, in which the company and Arel neither admitted nor denied the respective factual or legal allegations of the Bureau and the SEC.

As part of the settlement, Arel will pay the Bureau an administrative fine of $50,000, and investigation costs of $60,000. In addition, Pennichuck shareholders as of March 31, 2003 will receive a payment totaling $280,000, of which Arel will be responsible for $160,000, and the company will be responsible for $120,000. Neither Arel nor any director of the company who was a shareholder as of March 31, 2003 will receive a portion of the shareholder payment. Pennichuck expects that the payment to shareholders will be made in March 2005.

Donald L. Correll, Pennichuck president and chief executive officer, said, "Our company and board of directors are pleased that this matter has been resolved to the satisfaction of the New Hampshire Bureau of Securities Regulation and the SEC."

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Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

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